Filed pursuant to Rule 433
Dated January 22, 2016

Relating to
Pricing Supplement No. 761 dated January 22, 2016 to
 Registration Statement No. 333-200365
Global Medium-Term Notes, Series F

Fixed Rate Senior Notes Due 2019
Floating Rate Senior Notes Due 2019
Fixed Rate Senior Notes Due 2026

Fixed Rate Senior Notes Due 2019
Issuer:	Morgan Stanley
Principal Amount:	$2,000,000,000
Maturity Date:	February 1, 2019
Trade Date:	January 22, 2016
Original Issue Date (Settlement):	January 27, 2016 (T+3)
Interest Accrual Date:	January 27, 2016
Issue Price (Price to Public):	99.933%
Agents’ Commission:	0.25%
All-in Price:	99.683%
Net Proceeds to Issuer:	$1,993,660,000
Interest Rate:	2.450% per annum
Interest Payment Period:	Semi-annual
Interest Payment Dates:	Each February 1 and August 1, commencing August 1, 2016
Day Count Convention:	30/360
Specified Currency:	U.S. Dollars (“$”)
Minimum Denomination:	$1,000 and integral multiples of $1,000 in excess thereof
Business Day:	New York
CUSIP:	61746B DX1
ISIN:	US61746BDX10
Issuer Ratings:	A3 (Moody’s) / BBB+ (Standard & Poor’s) / A (Fitch) / A- (R&I) / A (high) (DBRS) (Stable / Stable / Stable / Stable / Stable)
Agents:	Morgan Stanley & Co. LLC and such other agents as shall be named in the above-referenced Pricing Supplement for the notes.
Global Settlement:	Through The Depository Trust Company, Euroclear or Clearstream, Luxembourg

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Floating Rate Senior Notes Due 2019
Issuer:	Morgan Stanley
Principal Amount:	$500,000,000
Maturity Date:	February 1, 2019
Trade Date:	January 22, 2016
Original Issue Date (Settlement):	January 27, 2016 (T+3)
Interest Accrual Date:	January 27, 2016
Issue Price (Price to Public):	100.00%
Agents’ Commission:	0.25%
All-in Price:	99.75%
Net Proceeds to Issuer:	$498,750,000
Base Rate:	LIBOR
Spread (plus or minus):	Plus 1.375%
Index Maturity:	Three months
Index Currency:	U.S. Dollars
Interest Payment Period:	Quarterly
Interest Payment Dates:	Each February 1, May 1, August 1 and November 1, commencing May 1, 2016
Day Count Convention:	Actual/360
Initial Interest Rate:	Base Rate plus 1.375% (to be determined by the Calculation Agent on the second London banking day prior to the Original Issue Date)
Initial Interest Reset Date:	May 1, 2016
Interest Reset Dates:	Each Interest Payment Date
Interest Reset Period:	Quarterly
Specified Currency:	U.S. Dollars (“$”)
Minimum Denomination:	$1,000 and integral multiples of $1,000 in excess thereof
Business Day:	New York
CUSIP:	61746B DY9
ISIN:	US61746BDY92
Issuer Ratings:	A3 (Moody’s) / BBB+ (Standard & Poor’s) / A (Fitch) / A- (R&I) / A (high) (DBRS) (Stable / Stable / Stable / Stable / Stable)
Agents:	Morgan Stanley & Co. LLC and such other agents as shall be named in the above-referenced Pricing Supplement for the notes.
Global Settlement:	Through The Depository Trust Company, Euroclear or Clearstream, Luxembourg

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Fixed Rate Senior Notes Due 2026
Issuer:	Morgan Stanley
Principal Amount:	$3,000,000,000
Maturity Date:	January 27, 2026
Trade Date:	January 22, 2016
Original Issue Date (Settlement):	January 27, 2016 (T+3)
Interest Accrual Date:	January 27, 2016
Issue Price (Price to Public):	99.795%
Agents’ Commission:	0.45%
All-in Price:	99.345%
Net Proceeds to Issuer:	$2,980,350,000
Interest Rate:	3.875% per annum
Interest Payment Period:	Semi-annual
Interest Payment Dates:	Each January 27 and July 27, commencing July 27, 2016
Day Count Convention:	30/360
Optional Make-Whole Redemption:	Yes, on or after July 27, 2016, in whole at any time or in part from time to time (treasury spread: plus 30 basis points)
Specified Currency:	U.S. Dollars (“$”)
Minimum Denomination:	$1,000 and integral multiples of $1,000 in excess thereof
Business Day:	New York
CUSIP:	61746B DZ6
ISIN:	US61746BDZ67
Issuer Ratings:	A3 (Moody’s) / BBB+ (Standard & Poor’s) / A (Fitch) / A- (R&I) / A (high) (DBRS) (Stable / Stable / Stable / Stable / Stable)
Agents:	Morgan Stanley & Co. LLC and such other agents as shall be named in the above-referenced Pricing Supplement for the notes.
Global Settlement:	Through The Depository Trust Company, Euroclear or Clearstream, Luxembourg

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and these offerings.  You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offerings will arrange to send you the prospectus if you request it by calling toll free 1-866-718-1649.

Prospectus Supplement Dated November 19, 2014
Prospectus Dated November 19, 2014